Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
Annette Geraghty
856-251-2174

CHECKPOINT SYSTEMS, INC. ANNOUNCES APPOINTMENT OF
MARC T. GILES TO ITS BOARD OF DIRECTORS

Thorofare, New Jersey, March 4, 2013 – Checkpoint Systems, Inc. (NYSE: CKP) today announced the appointment of Marc T. Giles to its board of directors, effective immediately.

Mr. Giles spent most of his career with industrial technology companies beginning in sales and marketing before expanding into management positions of increasing responsibility and global reach. In 2000, he was recruited by Gerber Scientific, Inc. to serve as President of its Gerber Technology division.

In 2001, Mr. Giles was appointed President and Chief Executive Officer of Gerber Scientific at a time when the company faced significant legal and financial problems compounded by a dramatic drop in revenues in the recession of 2000 to 2001. After taking command, Mr. Giles quickly and successfully secured the company’s future, developing a new strategic path to focus on growing its profitable portfolio of core businesses. He built up the leadership team, negotiated new debt financing, invested to build operations in China and completed three acquisitions to strengthen the business. In July 2011, he took the $600 million, publicly-listed company private.

Previously, Mr. Giles worked at FMC Corporation (NYSE: FMC) for 12 years beginning in sales and marketing. Subsequently, he directed business development for the company’s Food Machinery Group, where he executed acquisitions and divestitures that resulted in doubling group revenues and dramatically improving profitability. He then became a division manager responsible for running multiple businesses located in the United States and Europe. Mr. Giles began his career in 1978 as a territory sales representative with Norton Company, a global supplier of abrasives and high-performance ceramics.

Mr. Giles is a member of the board of directors of Lydall Corporation (NYSE: LDL). He joined Lydall’s board in 2008 and serves on the Compensation Committee and Corporate Governance Committee. In addition, he is an executive board member of Gerber Scientific. Previously, he served on the boards of the Charter Oak Chapter of the American Red Cross and the Connecticut Business and Industry Association.

William Antle, Checkpoint’s Chairman of the Board, commented, “I am delighted that Marc has agreed to join Checkpoint’s board. His considerable experience leading companies through major turnarounds will be invaluable in light of the strategic shift and operational changes taking place at Checkpoint. He brings to the board particular strengths in strategic planning, business development, mergers and acquisitions and finance. I look forward to his contributions as we work to grow Checkpoint’s platform while ensuring improved profitability.”

Mr. Giles said, “I am excited to join the Board of Checkpoint Systems.  While the Company has had its challenges in the recent past, the Board and new CEO, George Babich, have accomplished much in this last year getting the Company on the right path and crafting a compelling vision for its future.  I look forward to working with the Checkpoint team to help ensure the successful realization of that vision.”

Mr. Giles has a bachelor’s degree in economics from Union College.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon more than 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.